As filed with the Securities and Exchange Commission on December 17, 2009                        Registration No. _______________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Piranha Ventures, Inc.

(Name of registrant as specified in its Charter)

Nevada	86-0779928
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

34808 Staccato Street, Palm Desert, California	9221
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 760-345-0386

Securities to be registered under Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

None	None

Securities to be registered under Section 12(g) of the Act: Common Stock, par value $0.001 per share

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Piranha Ventures, Inc.

FORM 10

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 10 contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management. Statements in this Form 10 that are not historical facts are hereby identified as “forward-looking statements.”

Item 1. Business

Organization and Corporate History

Piranha Ventures, Inc. (“Piranha” or the “Company”) was organized in Arizona on November 14, 1994 and on November 22, 1996, reincorporated in Nevada. Currently, Piranha has no operations after discontinuing its publishing of interactive multimedia software products. Prior to discontinuing operations, Piranha completed an initial public offering in September 1997. Since Piranha’s initial operations proved unsuccessful, management was changed and a new management team with a focus on cleaning up debt and corporate issues has been installed.

Since the termination of its prior business, Piranha has had no operations and is currently seeking an acquisition or merger to bring an operating entity into Piranha. Piranha does not propose to restrict its search for a business opportunity to any particular industry or geographical area and may, therefore, engage in essentially any business in any industry. Piranha has unrestricted discretion in seeking and participating in a business opportunity, subject to the availability of such opportunities, economic conditions, and other factors.

The selection of a business opportunity in which to participate is complex and risky. Additionally, Piranha has only limited resources and may find it difficult to locate good opportunities. There can be no assurance that Piranha will be able to identify and acquire any business opportunity which will ultimately prove to be beneficial to Piranha and its stockholders. Piranha will select any potential business opportunity based on management's business judgment.

Currently, Piranha is in the process of investigating potential business ventures which, in the opinion of management, will provide a source of eventual profit to Piranha. Such involvement may take many forms, including the acquisition of an existing business or the acquisition of assets to establish subsidiary businesses.

Piranha is not currently conducting any business, nor has it conducted any business for several years. Therefore, it does not possess products or services, distribution methods, competitive business positions, or major customers. Piranha does not possess any unexpired patents or trademarks and any and all of its licensing and royalty agreements from the inventions it sought to market in the past have since expired, and are not currently valid. Piranha does not employ any employees.

The activities of Piranha are subject to several significant risks which arise primarily as a result of the fact that Piranha has no specific business and may acquire or participate in a business opportunity based on the decision of management which potentially could act without the consent, vote, or approval of Piranha's stockholders. The risks faced by Piranha are further increased as a result of its lack of resources and its inability to provide a prospective business opportunity with significant capital.

Products and Services

We currently do not have any products or services.

Marketing Strategy

We do not engage in any marketing or advertising and do not anticipate we will engage in such activity until a merger or acquisition is complete.

Regulations

We do not believe we face extensive regulations. We will have to review the potential regulations of any company we merge with or acquire. At this time, investors and shareholders will not be able to evaluate the potential regulations we face until a potential merger or acquisition candidate is identified.

Description of Property

We currently utilize the office space provided by our CEO on a rent free basis. Since we have no operations, this space will be sufficient until we complete a merger or acquisition.

Technology

We currently do not have any technology nor until we complete a merger or acquisition do we anticipate having any technology that separates us from other companies.

Competitors

We face competition from other companies seeking mergers and acquisitions. It will be up to our management and their contacts to be able to find potential merger or acquisition companies. Many companies seeking mergers will have better funding and management teams which have had more success in completing mergers and acquisitions.

Concentration of Customers

We do not have any concentration of customers.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts, including Duration

We have no patents or trademarks. We also have no franchises, concessions, royalty agreements or labor contracts.

Research and Development Costs During the Last Two Fiscal Years

We have not engaged in any research and development in the last two years.

Employees

Piranha does not have any employees. Robert Ipson is Piranha’s sole officer. Mr. Ipson is currently not receiving compensation for his services and Piranha does not plan on paying any compensation to Mr. Ipson.

Item 1A. Risk Factors

Piranha’s operations are subject to a number of risks including:

We may have insufficient resources to cover our operating expenses and the expenses of raising money and consummating a business combination.

We have limited cash to cover our operating expenses for the next 12 months and to cover the expenses incurred in connection with a business combination. It is possible that we could incur substantial costs in connection with a business combination. If we do not have sufficient cash available to cover our expenses, we may be forced to obtain additional financing, either from our management or third parties. We may not be able to obtain additional financing on acceptable terms, if at all, and neither our management nor any third party is obligated to provide any financing. It is likely any future funds obtained would result in a substantial dilution to current shareholders.

The nature of our proposed operations is speculative and the success of our proposed plan of operation will depend to a great extent on the operations, financial condition and management of the companies with which we may merge or which we acquire.

While management intends to seek a merger or acquisition of privately held entities with established operating histories, there can be no assurance that we will be successful in locating an acquisition candidate meeting such criteria. In the event we complete a merger or acquisition transaction, of which there can be no assurance, our success if any will be dependent upon the operations, financial condition and management of the acquired company, and upon numerous other factors beyond our control. Shareholders will be dependent on the judgment of management in making acquisition or merger decisions.

We cannot assess specific business risks because we have not identified the business opportunities in which we will attempt to obtain an interest.

Due to the fact that we have not identified a target business for acquisition, we cannot describe the specific risks presented by such business. Among other risks, such target business may involve an unproven product, technology or marketing strategy, the ultimate success of which cannot be assured. The target business may be in competition with larger, more established firms which may have many competitive advantages over the target business. Our investment in a target business may be highly risky and illiquid, and could result in a total loss to us if the acquired business is unsuccessful.

Our limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a business opportunity.

Our management’s decision to commit our capital or other resources to an acquisition will likely be made without detailed feasibility studies, independent analysis and market surveys. We will be particularly dependent in making decisions upon information provided by the promoter, owner, sponsor, or others associated with the business opportunity seeking our participation. There are numerous individuals, publicly held companies, and privately held companies seeking merger and acquisition prospects. There is significant competition among such groups for attractive merger and acquisition prospects. However, the number of suitable and attractive prospects is limited and we may find a scarcity of suitable companies with audited financial statements seeking merger partners. Additionally, with limited financial and managerial resources, we will be limited in our review of any prospective merger or acquisition companies, potentially increasing the risk of such a merger or acquisition.

Our directors and officers may resign in conjunction with bringing in new management of our company, or upon raising money, or upon consummation of a business combination.

We cannot make any assurances regarding the future roles of our current directors and officers. We have no employment agreement with our existing management. Our current directors and officers may resign in conjunction with bringing in new management of our company, or upon raising money, or upon consummation of a business combination.

Attracting new directors and officers may be expensive, and may require that we enter into long-term employment agreements, issue stock options, and otherwise provide incentives to the new directors and officers.

We may need to attract new directors and officers in order to achieve our business objectives, which is to acquire one or more domestic and/or foreign operating businesses. Attracting new directors and officers may be expensive, and may require that we enter into long-term employment agreements, issue stock options, and otherwise provide incentives to the new directors and officers.

We will have only a limited ability to evaluate potential new directors and officers, and the management of target businesses.

We may make a determination that our current directors and officers should not remain, or should reduce their role, following money raising or a business combination, based on an assessment of the experience and skill sets of new directors and officers and the management of target businesses. We cannot assure you that our assessment of these individuals will prove to be correct. This could have a negative impact on our company and our stock price.

Our directors and officers allocate time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs.

Our officers and directors do not work full time for Piranha and may have outside business interest that directly conflict with those of Piranha. This could have a negative impact on our ability to consummate money raising or a business combination. Our directors and officers are not required to, and do not, commit their full time to our affairs, thereby causing conflicts of interest in allocating his time between our operations and the operations of other businesses. We do not intend to have any full-time employees prior to the consummation of a business combination. Our directors and officers are engaged in other business endeavors and are not obligated to contribute any specific number of hours per day or per week to our affairs. This situation limits our current directors’ and officers’ ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination.

There is a lack of meaningful public market for our securities.

Although our common stock may be available for trading on the Pink Sheets, at present no active market exists and no broker/dealers are making a market in our common stock. Therefore, there is no assurance that a regular trading market will develop and if developed, that it will be sustained. A purchaser of stock may, therefore, be unable to resell our common stock should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept our common stock as pledged collateral for loans.

Our acquisitions of businesses may be extremely risky and we could lose all or part of our investments.

Companies we merge with or acquire will generally be less established or still trying to obtain profitability. An investment in these companies may be extremely risky because, among other things, the companies we are likely to focus on:

-typically have limited operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

-tend to be privately-owned and generally have little publicly available information and, as a result, we may not learn all of the material information we need to know regarding these businesses;

-are more likely to depend on the management talents and efforts of a small group of people; and, as a result, the death, disability, resignation or termination of one or more of these people could have an adverse impact on the operations of any business that we may acquire;

-may have less predicable operating results;

-may from time to time be parties to litigation;

-may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence; and

-may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.

A relatively small number of stockholders and managers have significant influence over us.

A small number of our stockholders and management acting together would be able to exert significant influence over us through their ability to influence the election of directors and all other matters that require action by our stockholders. The voting power of these individuals could have the effect of preventing or delaying a change in control of our company which they oppose even if our other stockholders believe it is in their best interests. In addition, our executive officer has the ability to influence our day-to-day operations. These factors could negatively affect our company and our stock price.

There is a significant likelihood of dilution of our existing stockholders.

It is likely that the anticipated value of the business and/or assets that we acquire relative to the current value of our securities will result in the issuance of a relatively large number of shares and, as a result, substantial additional dilution to the percentage ownership of our current stockholders. If such dilution were to occur, the price of our stock would be negatively impacted.

Item 2. Financial Information

Summary of Financial Information

We have not had any revenues in the last two fiscal years. Our net loss for December 31, 2008, was $10,852 and our net loss for the nine months ended September 30, 2009, was $7,978. At September 30, 2009, we had cash and cash equivalents of $17,782 and a negative working capital of approximately $14,073, as opposed to a negative working capital of $23,595 at December 31, 2008.

The following table shows selected summarized financial data for Piranha at the dates and for the periods indicated. The data should be read in conjunction with the financial statements and notes included herein beginning on page F-1.

STATEMENT OF OPERATIONS DATA:

	For the Nine Months Ended September 30, 2009	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
Revenues	$-	$-	$-
Cost of Revenues	-	-	-
General and Administrative Expenses	6,515	9,220	1,743
Net Income (Loss)	(7,978)	(10,852)	(1,743)
Basic Income (Loss) per Share	(0.00)	(0.00)	(0.00)
Diluted Income (Loss) per Share	(0.00)	(0.00)	(0.00)
Basic Weighted Average Number of Shares Outstanding	2,747,578	3,200,000	3,200,000
Diluted Weighted Average Number of Shares Outstanding	2,747,578	3,200,000	3,200,000

BALANCE SHEET DATA:
	September 30, 2009	December 31, 2008	December 31, 2007
Total Current Assets	$17,782	$3,282	$4,296
Total Assets	17,782	3,282	4,296
Total Current Liabilities	31,855	26,877	17,039
Working Capital	(14,073)	(23,595)	(12,743)
Stockholders’ Equity	(14,073)	(23,595)	(12,743)

Management's Discussion and Analysis or Plan of Operation

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe,” “expect,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the unaudited Condensed Financial Statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions. Piranha believes there have been no significant changes during the year ended December 31, 2008.

Piranha’s accounting policies are more fully described in Note 1 of the audited financial statements. As discussed in Note 1, the preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about the future events that affect the amounts reported in the financial statements and the accompanying notes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual differences could differ from these estimates under different assumptions or conditions. Piranha believes that the following addresses Piranha’s most critical accounting policies.

We recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). Under SAB 104, revenue is recognized at the point of passage to the customer of title and risk of loss, when there is persuasive evidence of an arrangement, the sales price is determinable, and collection of the resulting receivable is reasonably assured.

Our allowance for doubtful accounts is maintained to provide for losses arising from customers’ inability to make required payments. If there is deterioration of our customers’ credit worthiness and/or there is an increase in the length of time that the receivables are past due greater than the historical assumptions used, additional allowances may be required.

We account for income taxes in accordance with FASC 740-20, “Accounting for Income Taxes”. Under FASC 718-740-20, deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets will be reflected on the balance sheet when it is determined that it is more likely than not that the asset will be realized.

PLAN OF OPERATION.

Piranha is in the process of investigating potential business ventures which, in the opinion of management, will provide a source of eventual profit to Piranha. Such involvement may take many forms, including the acquisition of an existing business or the acquisition of assets to establish subsidiary businesses. Piranha’s management does not expect to remain involved as management of any acquired business.

As Piranha possesses limited funds, Piranha will be extremely limited in its attempts to locate potential business situations for investigation. Piranha intends to commence, on a limited basis, the process of investigating possible merger and acquisition candidates, and believes that Piranha’s status as a publicly-held corporation will enhance its ability to locate such potential business ventures. No assurance can be given as to when Piranha may locate suitable business opportunities and such opportunities may be difficult to locate; however, Piranha intends to actively search for potential business ventures for the foreseeable future.

Business opportunities, if any arise, are expected to become available to Piranha principally from the personal contacts of our officer and director. While it is not expected that Piranha will engage professional firms specializing in business acquisitions or reorganizations, such firms may be retained if funds become available in the future, and if deemed advisable. Opportunities may thus become available from professional advisors, securities broker-dealers, venture capitalists, members of the financial community, and other sources of unsolicited proposals. Piranha is unable to predict at this time the cost of locating a suitable business opportunity.

The analysis of business opportunities will be undertaken by or under the supervision of Piranha’s management. Current management does not have significant experience in evaluating potential mergers or acquisitions. Among the factors which management will consider in analyzing potential business opportunities are the available technical, financial and managerial resources; working capital and financial requirements; the history of operation, if any; future prospects; the nature of present and anticipated competition; potential for further research, developments or exploration; growth and expansion potential; the perceived public recognition or acceptance of products or services; name identification, and other relevant factors.

It is not possible at present to predict the exact manner in which Piranha may participate in a business opportunity. Specific business opportunities will be reviewed and, based upon such review, the appropriate legal structure or method of participation will be decided upon by management. Such structures and methods may include, without limitation, leases, purchase and sale agreements, licenses, joint ventures; and may involve merger, consolidation or reorganization. Piranha may act directly or indirectly through an interest in a partnership, corporation or reorganization. However, it is most likely that any acquisition of a business venture Piranha would make would be by conducting a reorganization involving the issuance of Piranha’s restricted securities. Such a reorganization may involve a merger (or combination pursuant to state corporate statutes, where one of the entities dissolves or is absorbed by the other), or it may occur as a consolidation, where a new entity is formed and Piranha and such other entity combine assets in the new entity. A reorganization may also occur, directly or indirectly, through subsidiaries, and there is no assurance that Piranha would be the surviving entity. Any such reorganization could result in loss of control of a majority of the shares. Piranha’s present director may be required to resign in connection with a reorganization. Substantial dilution of percentage equity ownership may result to the shareholders.

Piranha may choose to enter into a venture involving the acquisition of or merger with a company which does not need substantial additional capital but desires to establish a public trading market of its securities. Such a company may desire to consolidate its operations with Piranha through a merger, reorganization, asset acquisition, or other combination, in order to avoid possible adverse consequences of undertaking its own public offering. (Such consequences might include expense, time delays or loss of voting control.) In the event of such a merger, Piranha may be required to issue significant additional shares, and it may be anticipated that control over Piranha’s affairs may be transferred to others.

As part of their investigation of acquisition possibilities, Piranha’s management may meet with executive officers of the business and its personnel; inspect its facilities; obtain independent analysis or verification of the information provided, and conduct other reasonable measures, to the extent permitted by Piranha’s limited resources and management’s limited expertise. Generally, Piranha intends to analyze and make a determination based upon all available information without reliance upon any single factor as controlling.

In all likelihood, Piranha’s management will be inexperienced in the areas in which potential businesses will be investigated and in which Piranha may make an acquisition or investment. Thus, it may become necessary for Piranha to retain consultants or outside professional firms to assist management in evaluating potential investments, and to hire managers or outside professional firms to assist management in evaluating potential investments, and to hire managers to run or oversee the operations of its acquisitions of investments. Piranha can give no assurance that we will be able to find suitable consultants or managers. Piranha has no policy regarding the use of consultants, however, if management, in its discretion, determines that it is in the best interests of Piranha, management may seek consultants to review potential merger or acquisitions candidates. There are currently no contracts or agreements between any consultant and any companies.

It may be anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention, and substantial costs for accountants, attorneys and others. Should a decision thereafter be made not to participate in a specific business opportunity, it is likely that costs already expended would not be recoverable. It is likely, in the event a transaction should eventually fail to be consummated, for any reason, that the costs incurred by Piranha would not be recoverable. Piranha’s officer and director are entitled to reimbursement for all expenses incurred in their investigation of possible business ventures on behalf of Piranha, and no assurance can be given that if Piranha has available funds they will not be depleted by such expenses.

Based on current economic and regulatory conditions, management believes that it is possible, for a company like Piranha, without assets or many liabilities, to negotiate a merger or acquisition with a viable private company. The opportunity arises principally because of the high legal and accounting fees and the length of time associated with the registration process of “going public.” However, should any of these conditions change, it is very possible that there would be little or no economic value for anyone taking over control of Piranha.

Management of Piranha believes the best chance to obtain value for the shareholders is to seek a merger or acquisition with an existing business. At this time, management has been unable to locate any potential mergers or acquisitions.

Management is not able to determine the time or resources that will be necessary to locate and acquire or merge with a business prospect. There is no assurance that Piranha will be able to acquire an interest in any such prospects, products or opportunities that may exist or that any activity of Piranha, regardless of the completion of any transaction, will be profitable.

If and when Piranha locates a business opportunity, management of Piranha will give consideration to the dollar amount of that entity's profitable operations and the adequacy of its working capital in determining the terms and conditions under which Piranha would consummate such an acquisition. Potential business opportunities, no matter which form they may take, will most likely result in substantial dilution for Piranha's shareholders due to the issuance of stock to acquire such an opportunity.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2009, Piranha had $17,782 in assets and liabilities of $31,855. On December 31, 2008, Piranha had $3,282 in assets and liabilities of $26,877. Piranha has only incidental ongoing expenses primarily associated with maintaining its corporate status and filings with the Securities and Exchange Commission. Current management has indicated a willingness to help support Piranha’s ongoing expenses through the purchase of securities of Piranha or through loans. At this time, it is anticipated Piranha will have to continue to rely on current management or major shareholders to support ongoing operations and expenses.

RESULTS OF OPERATIONS

For the three and nine months ended September 30, 2009, Piranha had no revenues with $4,025 and $6,515 in expenses, respectively, primarily related to accounting, legal cost and maintaining Piranha’s corporate status resulting in a net loss for the periods of $4,539 and $7,978. For the year ended December 31, 2008, Piranha had no revenues with expenses of $9,220 primarily related to maintaining Piranha’s corporate status, accounting and legal fees resulting in a net loss of $10,852. For the three and nine months ended September 30, 2008, Piranha had a net loss of $3,397 and $7,071, respectively, and for the year ended December 31, 2007, Piranha had a net loss of $1,743. Management anticipates only nominal continuing expenses. Management does anticipate expenses to increase in the future as we become subject to the reporting requirements of the SEC. Additionally, if a business is commenced or acquired, expenses would increase.

Piranha has not generated revenue during the past three years since it commenced its development stage activities. It is unlikely that any revenue will be generated until Piranha locates a business opportunity with which to acquire or merge. Management of Piranha will be investigating various business opportunities. These efforts may cost Piranha not only out of pocket expenses for its management but also expenses associated with legal and accounting costs. There can be no guarantee that Piranha will receive any benefits from the efforts of management to locate business opportunities. Piranha’s financial statements contain a going concern opinion on Piranha’s ability to continue in business.

Management does not anticipate employing any employees in the future until a merger or acquisition can be accomplished. Management will continue to rely on outside consultants to assist in its corporate filing requirements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 3. PROPERTIES

Piranha owns no properties and utilizes space on a rent-free basis from Robert Ipson, Piranha’s officer and director. This arrangement is expected to continue until such time as Piranha becomes involved in a business venture which necessitates its relocation, as to which no assurances can be given. Piranha has no agreements with respect to the maintenance or future acquisition of the office facilities, however, if a successful merger/acquisition is negotiated, it is anticipated that the office of Piranha will be moved to that of the acquired company.

Piranha is not actively engaged in conducting any business. Rather, Piranha is in the process of investigating potential business ventures which, in the opinion of management, will provide a source of eventual profit to Piranha. Therefore, Piranha does not presently intend to invest in real estate or real estate securities, nor have we formulated any investment policies regarding investments in real estate, real estate mortgages, or securities of or interests in persons engaged in real estate activities.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners:

The following table sets forth certain information as of November 30, 2009, with respect to the beneficial ownership of Piranha’s Common Stock by each director of Piranha and each person known by Piranha to be the beneficial owner of more than 5% of Piranha’s outstanding shares of Common Stock. At November 30, 2009, there were 5,863,885 shares of common stock outstanding.

For purposes of this table, information as to the beneficial ownership of shares of common stock is determined in accordance with the rules of the Securities and Exchange Commission and includes general voting power and/or investment power with respect to securities. Except as otherwise indicated, all shares of our common stock are beneficially owned, and sole investment and voting power is held, by the person named. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock, which such person has the right to acquire within 60 days after the date hereof. The inclusion herein of such shares listed beneficially owned does not constitute an admission of beneficial ownership.

Title of Class	Name of Beneficial Owner	Number of Shares Owned	Percent of Class
	Principal Shareholders
Common	Jaime Burke 1219 North Detroit, #104 Los Angeles, CA 90046	555,555	9.47%
Common	Gary Chun 2169 Lonsdale Dr Salt Lake City, Utah 84121	555,555	9.47%
Common	John Hartline 11012 Longdale Cir Sandy, Utah 84092	555,555	9.47%
Common	Jason Todd Ipson 235 South Tower Dr., Unit 302 Beverly Hills, CA 90211-3466	555,555	9.47%
Common	Phuong T. Tran 3103 South 2000 East Salt Lake City, Utah 84109	555,555	9.47%
Common	Linda L. Ipson 34808 Staccato St. Palm Desert, CA 92211	555,555	9.47%
Common	Benson H. Yee 3103 South 2000 East Salt Lake City, Utah 84109	555,555	9.47%
	Director(s) and Officers:
Common	Robert Ipson	555,555	9.47%
Preferred	Curtis Olsen (2)	100,000	--
Common	All Officers and Director as a Group (one persons)	555,555	9.47%

_________________

(1)

Robert Ipson is married to Linda L. Ipson. The shares are owned by his wife Linda L. Ipson.

(2)

Curtis Olsen owns 100,000 shares of 1997 Series Preferred Stock which carries a voting preference of allowing the holder to have 50 votes for every one share of Preferred Stock held. As a result, Mr. Olsen would effectively have 5,000,000 votes for his 100,000 shares of Preferred Stock.

Control by Existing Shareholders

Current management, along with 7 shareholders have 66.32% control of the issued and outstanding shares of our common stock. Additionally, Curtis Olsen, a director, owns shares of preferred stock that give him the equivalent of 5,000,000 shares for voting purposes. As a result, the persons currently in control of Piranha will most likely continue to be in a position to elect at least a majority of the Board of Directors of Piranha, to dissolve, merge or sell the assets of Piranha, and generally, to direct the affairs of Piranha.

Dividends

We have not declared any cash dividends with respect to our common stock, and do not intend to declare dividends in the foreseeable future. Our future dividend policy cannot be ascertained with any certainty. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our securities.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	None	None
Equity compensation plans not approved by security holders	None	None	None
Total	NA	NA	NA

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

Management

The following table sets forth information with respect to the officers and directors of Piranha. Piranha’s directors serve for a term of one year and thereafter until their successors have been duly elected by the shareholders and qualified. Piranha’s officers serve for a term of one year and thereafter until their successors have been duly elected by the Board of Directors and qualified.

Name	Age	Position	Director or Officer Since
Robert K. Ipson	70	Nominee for Director	2009
Curtis Olsen	39	Nominee for Director	2009

Robert K. Ipson: Mr. Ipson, age 70, was the president of MSJ and Associates from 1970 until his retirement in 2005. Since 2005, Mr. Ipson has been engaged in private consulting for companies. MSJ was the operator of Bonneville Raceway in Salt Lake City, Utah from 1972 until 1986. From 1986 until 2005, MSJ managed its other investments. Mr. Ipson has also been an officer and director of several public companies.

Curtis Olsen: Mr. Olsen, age 39, has been involved in the finance industry for the past 16 years. He has owned his own companies and worked for large regional & national banks. He has held positions as account executive, sales manager where his most recent position was Vice President of a US Bank Consumer Finance Division. For the past 5 years Mr. Olsen has been involved with private consulting to individuals and corporations with his own practice in Logan Utah. His business acumen enables him to make the new contacts necessary to negotiate deals and find suppliers offering terms favorable to Piranha's business objectives.

Neither Mr. Ipson or Mr. Olsen have filed for bankruptcy, been convicted in a criminal proceeding or been the subject of any order, judgment, or decree permanently, temporarily, or otherwise limiting activities (1) in connection with the sale or purchase of any security or commodity, or in connection with any violation of Federal or State securities laws or Federal commodities laws, (2) engaging in any type of business practice, or (3) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of an investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity.

Family Relationships

None of the officers or directors have any family relationship to each other.

ITEM 6. EXECUTIVE COMPENSATION

EXECTUTIVE COMPENSATION

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to Piranha’s chief executive officer and each of the other executive officers that were serving as executive officers at December 31, 2008 (collectively referred to as the "Named Executives"). No other executive officer serving during 2008 received compensation greater than $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Robert Ipson	2009	--	--	--	--	--	--	--
CEO
Kip Eardley	2008	--	--	--	--	--	--	--
CEO	2007	--	--	--	--	--	--	--
	2008	--	--	--	--	--	--	--

Mr. Ipson has not taken a salary and does not plan on taking a salary.

Outstanding Equity Awards At Fiscal Year-End

We had no outstanding equity awards at fiscal year end.

Option/Stock Appreciation Rights (SAR) Grants in Last Fiscal Year

In fiscal 2008, there were no stock option or SAR Grants.

Stock Option Exercise

In fiscal 2008, none of the named executives exercised any options to purchase shares of common stock.

Long-Term Incentive Plan (“LTIP”)

There were no awards granted during fiscal year 2008 under a long-term incentive plan.

Board of Directors Compensation

Each director may be paid his expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the board of directors or both. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefore. We did not compensate our director for service on the Board of Directors during fiscal 2008.

No other compensation arrangements exist between Piranha and our officers and directors.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Piranha does not have any employment contracts with our executive officer. No other compensatory plan or arrangements exist between Piranha and our executive officer that results or will result from the resignation, retirement or any other termination of such executive officer’s employment with Piranha or from a change-in-control of Piranha.

Report on Repricing of Options/SARs

During fiscal 2008, we did not adjust or amend the exercise price of stock options or SARs previously awarded to any executive officer.

Report on Executive Compensation

The Board of Directors determines the compensation of Piranha’s executive officer and president and sets policies for and reviews with the chief executive officer and president the compensation awarded to the other principal executives, if any. The compensation policies utilized by the Board of Directors are intended to enable Piranha to attract, retain and motivate executive officers to meet our goals using appropriate combinations of base salary and incentive compensation in the form of stock options. Generally, compensation decisions are based on contractual commitments, if any, as well as corporate performance, the level of individual responsibility of the particular executive and individual performance. During the fiscal year ended 2008, Piranha's chief executive officer was Kip Eardley. Mr. Eardley received no compensation. There were no other executive officers for Piranha during the fiscal year 2008. At this time, the Board of Directors has determined no compensation is warranted to the officers and directors until such time as a merger is completed or business operation is established. At such time, executive compensation on an ongoing basis will be reviewed.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors and executive officers serving in any capacity for our Company, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Board of Directors Interlocks and Insider Participation in Compensation Decisions

No such interlocks existed or such decisions were made during fiscal year 2008.

Option Plans

Piranha has no option plans and no outstanding options.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We believe that all purchases from or transactions with affiliated parties were on terms and at prices substantially similar to those available from unaffiliated third parties.

There were no material transactions, or series of similar transactions, during our Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which our Company or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to us to own of record or beneficially more than five percent of any class of our common stock, or any member of the immediate family of any of the foregoing persons, had an interest.

There were no material transactions, or series of similar transactions, during our Company’s last five fiscal years, or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years and in which any promoter or founder of ours or any member of the immediate family of any of the foregoing persons, had an interest.

ITEM 8. LEGAL PROCEEDINGS

Piranha is not, and has not been, involved in any legal proceedings during the last fiscal year.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Piranha’s Common Stock is quoted on the “Pink Sheets” under the symbol “PNHV” but has traded sporadically with no significant volume. The following table represents the high and low per share bid information for our common stock for each quarterly period in fiscal 2009, 2008, and 2007. Such high and low bid information reflects inter-dealer quotes, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	Year Ended 2009
	High	Low
Quarter ended September 30	$0.015	$0.01
Quarter ended June 30	$0.02	$0.01
Quarter ended March 31	$0.02	$0.01

	Year Ended 2008		Year Ended 2007
	High	Low	High	Low

Quarter ended December 31	$0.015	$0.01	$0.015	$0.01
Quarter ended September 30	0.015	0.01	0.015	0.01
Quarter ended June 30	0.015	0.01	0.011	0.01
Quarter ended March 31	0.011	0.01	0.011	0.01

At November 30, 2009, the bid and asked price for Piranha's Common Stock was $0.03 and $0.05 respectively. All prices listed herein reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. Since its inception, Piranha has not paid any dividends on its Common Stock, and Piranha does not anticipate that it will pay dividends in the foreseeable future. At November 30, 2009, Piranha had approximately 22 shareholders of record. As of November 30, 2009, Piranha had 5,863,885 shares of its Common Stock issued and outstanding.

Possible Sale of Common Stock Pursuant to Rule 144

Piranha has previously issued shares of common stock that constitute restricted securities as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts under Rule 144. Piranha currently has 5,863,885 shares outstanding of which 1,975,000 were issued under an SB-2 registration statement originally filed on December 23, 1996 or to the founders. All of these shares would generally be available for resale. In 2009, Piranha issued an additional 3,888,885 shares of its common stock. These shares were issued under exemptions from the registration provisions of the Securities Act and as such would not be available for resale unless as exemption such as Rule 144 was available. Currently, Rule 144 would not be available until at least one year after a merger with an operating company or the creation of business operations by Piranha and the filing of an 8-K containing certain information required in a Form 10 filing. As such the timing of the availability of resale exemptions for these shares is unknown and currently they are not available for resale under Rule 144. When the 3,888,885 shares potentially becoming available for resale, there could be a depressive effect on any market that may develop for Piranha’s common stock given the amount of shares that would be available for resale versus the number currently available.

Reports to Stockholders

Upon the effectiveness of this Form 10, Piranha will be required to file annual and quarterly reports with the Securities and Exchange Commission. These reports will be available over the internet at the Securities and Exchange Commission web site www.sec.gov.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

During the last two years Piranha sold shares of its common stock and preferred stock as follows:

Preferred Stock

In 2007, Piranha sold 100,000 shares of its 1997 Series Preferred Stock which carries a voting preference of allowing the holder to have 50 votes for every one share of Preferred Stock held. The shares were sold to one person under section 4(2) of the Securities Act at a purchase price of $5,000. The purchaser is currently a director of the Company.

Common Stock

In 2009, Piranha sold 3,888,885 shares to seven accredited investors. The aggregate purchase price was $17,500. The sale was pursuant to 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

DESCRIPTION OF SECURITIES

Piranha's amended articles of incorporation authorize Piranha to issue 100,000,000 shares of capital stock, par value $0.001 per share with 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any person to the board of directors. Piranha’s bylaws provide that a majority of the issued and outstanding shares of Piranha constitutes a quorum for shareholders’ meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of Piranha have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of Piranha, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Holders of Common Stock are entitled to receive such dividends, as the board of directors may from time to time declare out of funds legally available for the payment of dividends. Piranha seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Preferred Stock

Shares of Preferred Stock may be issued in one or more series or classes, with each series or class having the rights and privileges respecting voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series as determined by the board of directors at the time of issuance. There are several possible uses for shares of Preferred Stock, including expediting financing and minimizing the impact of a hostile takeover attempt. Piranha currently has 100,000 shares of Preferred Stock outstanding.

2007 Series Preferred Stock

In October 2007, the board of directors of Piranha authorized the issuance of a Series of Preferred Stock (the “2007 Series Preferred Stock”). The 2007 Series Preferred Stock authorized up to 100,000 shares be issued under the series. All shares of the 2007 Series Preferred Stock have been issued. Under the rights preferences and privilege of the 2007 Series Preferred Stock, the holders of the preferred stock received a 50 to 1 voting preference over common stock. Accordingly, for every share of 2007 Series Preferred Stock held, the holder received the voting rights equal to 50 shares of common stock. As such, the holders of the 2007 Series Preferred Stock Piranha has the equivalent of voting capability of 5,000,000 shares of common stock

Purchases of Equity Securities by Us and Affiliated Purchasers

There were no purchases of our equity securities by us or any of our affiliates during the year ended December 31, 2008, nor have there been any purchases through December 14, 2009.

Authority to Issue Stock

The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by current shareholders.

Transfer Agent

Piranha’s transfer agent is Action Stock Transfer, 7069 Highland Drive, Suite 300, Salt Lake City, Utah 84121, Telephone (801) 274-1088 and Facsimile (801) 274-1099.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Nevada Corporation Law provides in relevant parts as follows:

(1) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine on application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in (1) or (2) of this subsection, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(4) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the above discussed sections of the Nevada Corporation Law.

The Registrant’s certificate of incorporation and bylaws provide that the Registrant “may indemnify” to the full extent of its power to do so, all directors, officers, employees, and/or agents. It is anticipated that the Registrant will indemnify its officer and director to the full extent permitted by the above-quoted statute.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to officers and directors of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements, notes thereto, and the related independent registered public accounting firm’s report of Piranha are set forth immediately following the signature page to this Form 10 and are herein incorporated by this reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Piranha has not had any disagreements with its independent registered public accounting firm.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements, notes thereto, and the related independent registered public accounting firm’s report contained on page 1 to our financial statements are herein incorporated:

September 30, 2009 and 2008

Balance Sheets – As of September 30, 2009 and December 31, 2008

Statements of Operations – For the Three and Nine Months ended September 30, 2009 and 2008

Statement of Changes in Stockholders’ Equity

Statements of Cash Flows – For the Nine Months ended September 30, 2009 and 2008

Notes to Financial Statements – For the Nine Months ended September 30, 2009 and 2008

December 31, 2008 and 2007

Report of Independent Registered Public Accounting Firm

Balance Sheets – As of December 31, 2008 and December 31, 2007

Statements of Operations – For the Years ended December 31, 2008 and 2007

Statements of Changes in Stockholders' Equity – For the Years ended December 31, 2008 and 2007

Statements of Cash Flows – For the Years ended December 31, 2008 and 2007

Notes to Financial Statements – For the Years ended December 31, 2008 and 2007

ITEM 1. INDEX TO EXHIBITS

Copies of the following documents are included as exhibits to this Form 10 pursuant to item 601 of Regulation S-K.

	SEC
Exhibit	Reference
No.	No.	Title of Document	Location

3(i)	3.01	Articles of Incorporation of Piranha and related Amendments	Incorporated by Reference*

3(i)	3.02	Articles of Incorporation of Piranha-Nevada Amendment	This Filing

3(ii)	3.02	Article IV of the Articles of Incorporation	Incorporated by Reference*

3(iii)	3.03	Bylaws of Piranha	Incorporated by Reference*

4	4.01	Specimen Stock Certificate	This Filing

__________

*Incorporated by Reference from Piranha’s SB-2 Registration Statement filed on December 23, 1996, file number 333-18605.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized.

Piranha Ventures, Inc.

By: /s/ Robert Ipson

Robert Ipson, CEO, Principal Executive and

Accounting Officer

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned in the capacities and on the dates stated.

Signature	Title	Date

/s/ Robert Ipson	Director, CEO, Principal Accounting Officer	December 15, 2009
Robert Ipson

/s/ Curtis Olsen	Director	December 15, 2009
Curtis Olsen

Piranha Ventures, Inc.

Piranha Ventures, Inc.
Balance Sheets

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$15,282	$3,282
Subscription receivable	2,500	-

TOTAL CURRENT ASSETS	17,782	3,282

TOTAL ASSETS	$17,782	$3,282

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$2,015	$-
Accounts payable - related parties	29,840	26,877

TOTAL CURRENT LIABILITIES	31,855	26,877

TOTAL LIABILITIES	31,855	26,877

STOCKHOLDERS’ DEFICIT

Preferred stock
$.001 par value; 10,000,000 shares authorized;
100,000 shares issued and outstanding	100	100
Common stock
$.001 par value; 90,000,000 shares authorized,
5,863,885 and 3,200,000 shares issued and outstanding, respectively	5,864	3,200
Paid-in capital	5,927,536	5,912,700
Retained deficit	(5,947,573)	(5,939,595)

TOTAL STOCKHOLDERS’ DEFICIT	(14,073)	(23,595)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$17,782	$3,282

The accompanying notes are an integral part of these financial statements.

Piranha Ventures, Inc.
Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Income	$-	$-	$-	$-

Expenses
General and administrative expenses	4,025	3,397	6,515	6,014
Total Expenses	4,025	3,397	6,515	6,014

Other Income and Expenses
Interest expense	514	-	1,463	1,057
Total Other Income and Expenses	514	-	1,463	1,057

Loss before taxes	(4,539)	(3,397)	(7,978)	(7,071)

Provision for income taxes	-	-	-	-

Net Loss	$(4,539)	$(3,397)	$(7,978)	$(7,071)

Loss Per Common Share:

Basic and diluted net (loss) per weighted average common share outstanding	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	2,017,271	3,200,000	2,747,578	3,200,000

Piranha Ventures, Inc.
Statement of Changes in Stockholders' Deficit
(Unaudited)

							Total
	Preferred Stock		Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2007	100,000	$100	3,200,000	$3,200	$5,912,700	$(5,928,743)	$(12,743)
Net loss for the year	-	-	-	-	-	(10,852)	(10,852)

Balance, December 31, 2008	100,000	100	3,200,000	3,200	5,912,700	(5,939,595)	(23,595)
Common stock returned to treasury per voting trust terms, June 2009	-	-	(1,225,000)	(1,225)	1,225	-	-
Common stock issued for cash	-	-	3,888,885	3,889	13,611	-	17,500
Net loss for the nine months ended September 30, 2009	-	-	-	-	-	(7,978)	(7,978)

Balance, September 30, 2009	100,000	$100	5,863,885	$5,864	$5,927,536	$(5,947,573)	$(14,073)

The accompanying notes are an integral part of these financial statements.

Piranha Ventures, Inc.
Statements of Cash flows
(Unaudited)

	For the Nine Months Ended
	September 30,
	2009	2008
OPERATING ACTIVITIES
Net loss from operations	$(7,978)	$(7,071)
Adjustments to reconcile net loss to net
cash used in operating activities:
Changes in operating assets and liabilities:
Increase in accounts payable	2,015	3,000
Increase in accrued interest - related parties	1,463	1,057

NET CASH USED IN OPERATING ACTIVITIES	(4,500)	(3,014)

FINANCING ACTIVITIES
Proceeds from related party notes	1,500	5,000
Issuance of common stock	15,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	16,500	5,000

NET INCREASE (DECREASE) IN CASH	12,000	1,986

CASH AT BEGINNING OF PERIOD	3,282	4,296

CASH AT END OF PERIOD	$15,282	$6,282

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

Piranha Ventures, Inc.

Notes to Financial Statements

September 30, 2009

Note 1: Basis of Presentation and Summary of Significant Accounting Policies

Organization – Piranha Ventures, Inc. (the “Company” or “Piranha”) was incorporated under the laws of the State of Arizona on November 14, 1994. On November 22, 1996, Piranha reincorporated under the laws of the State of Nevada and effected a forward split of its common stock on a basis of approximately 242 shares of the Nevada corporation for each share of the Arizona corporation. Piranha ceased to actively pursue its business operations relating to the publishing of interactive media software in July, 1999.

Going Concern – Piranha’s financial statements have been prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Piranha has not generated any revenue for several years and affiliates of an officer and director of Piranha have provided capital to pay prior and current obligations. During 2007, Piranha issued 100,000 shares of preferred stock for $5,000. During 2009, the Company issued 3,888,885 shares of its common stock for $17,500. Piranha requires additional capital to continue its limited operations. Furthermore, Piranha’s officers and directors serve in their capacities without compensation. Piranha assumes that these arrangements and the availability of future capital sources to continue into the future, but no assurance thereof can be given. A change in these circumstances would have a material adverse effect on Piranha’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Income Taxes

Piranha utilizes the liability method of accounting for income taxes as set forth in FASC 740-20, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, Piranha considers all highly-liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

Piranha plans to recognize revenue when the following four conditions are present: (1) persuasive evidence of an agreement exists, (2) the price is fixed or determinable, (3) delivery has occurred or services are rendered, and (4) collection is reasonably assured.

Income (Loss) Per Common Share

Income (Loss) per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the periods presented. Piranha has no potentially dilutive securities, such as preferred stock, options, or warrants, outstanding during the periods presented. Accordingly, basic and dilutive loss per common share are the same.

Recently Issued Accounting Pronouncements

Piranha has reviewed recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows. Based on that review, Piranha believes that none of these pronouncements will have a significant effect on its financial statements.

Piranha Ventures, Inc.

Notes to Financial Statements

September 30, 2009

Note 2: Income Taxes

At September 30, 2009 and 2008 Piranha had available unused operating loss carry forwards of approximately $5,947,573 and $5,935,814, respectively, which may be applied against future taxable income and which expire in various years through 2029.

The amount of and ultimate realization of the benefits from the operating loss carry forwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of Piranha and other future events, the effects of which cannot be determined at this time. Because of the uncertainty surrounding the realization of the loss carry forwards, Piranha has established a valuation allowance equal to the tax effect of the loss carry forwards and, therefore, no deferred tax asset has been recognized for the loss carry forwards. The net deferred tax assets are approximately $2,022,175 and $2,018,177 as of September 30, 2009 and 2008, respectively, with an offsetting valuation allowance of the same amount resulting in a change in the valuation allowance of approximately $2,713 during the period ended September 30, 2009.

Components of income tax are as follows:

Nine Months Ended September 30,
	2009	2008
Current
Federal	$-	$-
State	-	-
	-	-
Deferred	-	-
	$-	$-

A reconciliation of the provision for income tax expense with the expected income tax computed by applying the federal statutory income tax to income before provision for income taxes is as follows:

	Nine Months Ended September 30,
	2009	2008
Income tax computed at
Federal statutory tax rate of 34%	$(2,713)	$(2,404)
Deferred taxes and other	2,713	2,404
State taxes (net of federal benefit)	-	-
	$-	$-

Piranha Ventures, Inc.

Notes to Financial Statements

September 30, 2009

Note 3: Capital Stock

Preferred Stock and Common Stock – Piranha’s Board of Directors is expressly granted the authority to issue without stockholder action, the authorized shares of Piranha’s preferred and common stock. The Board of Directors may issue shares and determine the powers, preferences, limitations, and relative rights of any class of shares before the issuance thereof.

Preferred Stock – On October 1, 2007, Piranha issued 100,000 shares of the Series A Preferred Stock in consideration of $5,000 cash. The Series A Preferred Stock has the following preferences: a) each share is entitled to 50 votes on any matter voted upon by the common stockholders; b) in the event of any involuntary or voluntary liquidation shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus, or earnings, an amount equal to $0.05 per share; c) are subject to redemption by the Corporation at any time after issuance; d) each share shall have a redemption price of $0.05; e) are not redeemable at the option of the holder under any circumstance.

Common Stock – On June 19, 2009, Piranha cancelled 1,225,000 shares that were issued in 1997 pursuant to a Voting Trust Agreement dated November 13, 1996. The shares were issued to the stockholders contingent upon Piranha achieving certain revenue, earnings or share price criteria within a five year period. If the criteria were not met the shares were to be returned to Piranha’s authorized, but unissued shares. Piranha failed to meet the criteria within the five year period. Inasmuch as Piranha ceased operations in 1999, there was no active board of directors to instruct its former transfer agent to cancel the shares upon the 2001 anniversary date. In 2004, the former transfer agent destroyed all of the physical certificates that it held on behalf of Piranha. Some of the certificates destroyed were those issued pursuant to the aforementioned Voting Trust. The current board of directors posted a bond with Piranha’s current transfer agent to cover the destroyed certificates and then instructed the transfer agent to return the 1,225,000 shares to the authorized, but unissued shares of Piranha.

On September 29, 2009, Piranha offered and sold 3,888,885 shares of its common stock for $0.0045 per share to qualified purchasers through an offer and sale in compliance with exemptions from state and federal registration requirements.

Note 4: Related Party Transactions

During 2006, 2007, 2008 and 2009, a corporation affiliated with an officer and director of Piranha and a shareholder of Piranha paid certain outstanding obligations of Piranha, and paid such other expenses as were required to bring Piranha current in its filings with the State of Nevada and to bring its accounting records current. Those amounts totaled $16,000 during 2006, $1,039 during 2007, $8,206 during 2008 and $1,500 during 2009, for a total of $26,745. On December 31, 2007, Piranha entered into a demand note payable with the corporation in the amount of $17,039 bearing interest at the rate of 7% per annum. At the same time, Piranha’s board of directors approved a line-of-credit obligation with the corporation allowing Piranha to borrow an additional $12,961 (for a total of $30,000), under the same terms and conditions. On April 30, 2008, Piranha entered into a demand note with its shareholder in the amount of $5,000 bearing interest at the rate of 7% per annum. On December 1, 2008, Piranha borrowed $3,206 through its line-of-credit. On July 9, 2009, Piranha borrowed an additional $1,500 through its line-of-credit. Accrued interest as of September 30, 2009 was $3,095. Total notes payable with accrued interest as of September 30, 2009 was $29,840.

Note 5: Subsequent Events

On October 28, 2009, the Company filed Amended and Restated Articles of Incorporation with the Secretary of State of Nevada changing its name from Piranha Interactive Publishing, Inc. to Piranha Ventures, Inc. The Company also increased its authorized common shares from 20 million to 90 million and it increased its authorized preferred shares from 5 million to 10 million. The financial statements have been retroactively restated to reflect these changes.

Subsequent Events (Included in ASC 855 “Subsequent Events”, previously SFAS No. 165). SFAS No.165, “Subsequent Events” establishes accounting and disclosure requirements for subsequent events. SFAS 165 details the period after the balance sheet date during which we should evaluate events or transactions that occur for potential recognition or disclosure in the financial statements, the circumstances under which we should recognize events or transactions occurring after the balance sheet date in its financial statements and the required disclosures for such events. We adopted this statement effective June 15, 2009 and have evaluated all subsequent events through December 15, 2009

Douglas W. Child, CPA Marty D. Van Wagoner, CPA J. Russ Bradshaw, CPA William R. Denney, CPA Russell E. Anderson, CPA Scott L. Farnes

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Officers and Directors

Piranha Interactive Publishing, Inc.

We have audited the accompanying balance sheets of Piranha Interactive Publishing, Inc. as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Piranha Interactive Publishing, Inc. as of December 31, 2008 and 2007, and the results of its operations, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations, has a negative working capital, and requires funds for its operational activities. These factors raise substantial doubt that the Company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

July 2, 2009

1284 W. Flint Meadow Dr. #D

Kaysville, Utah 84037

Telephone 801.927.1377

Facsimile 801.927.1344

5296 S. Commerce Dr. #300

Salt Lake City, Utah 84107

Telephone 801.281.4700

Facsimile 801.281.4701

Suite A, 5/F

Max Share Centre

373 King’s Road

North Point, Hong Kong

Telephone 852.21.555.333

Facsimile 852.21.165.222

www.cpaone.net

Piranha Ventures, Inc.
Balance Sheets

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash	$3,282	$4,296

TOTAL CURRENT ASSETS	3,282	4,296

TOTAL ASSETS	$3,282	$4,296

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable - related parties	$26,877	$17,039

TOTAL CURRENT LIABILITIES	26,877	17,039

TOTAL LIABILITIES	26,877	17,039

STOCKHOLDERS’ DEFICIT

Preferred stock
$.001 par value; 10,000,000 shares authorized;
100,000 shares issued and outstanding	100	100
Common stock
$.001 par value; 90,000,000 shares authorized,
3,200,000 shares issued and outstanding	3,200	3,200
Paid-in capital	5,912,700	5,912,700
Retained deficit	(5,939,595)	(5,928,743)

TOTAL STOCKHOLDERS’ DEFICIT	(23,595)	(12,743)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,282	$4,296

The accompanying notes are an integral part of these financial statements.

Piranha Ventures, Inc.
Statements of Operations

	For the Years Ended
	December 31,
	2008	2007

Income	$-	$-

Operating Expenses:
General and administrative expenses	9,220	1,743
Total Operating Expenses	9,220	1,743

Other Income (Expense):
Interest expense	(1,632)	-

Loss before taxes	(10,852)	(1,743)

Provision for income taxes	-	-

Net Loss	$(10,852)	$(1,743)

Loss Per Common Share:
Basic and diluted net (loss) per weighted
average common share outstanding	$(0.00)	$(0.00)

Weighted average number of common
shares outstanding	3,200,000	3,200,000

The accompanying notes are an integral part of these financial statements.

Piranha Ventures, Inc.
Statement of Changes in Stockholders' Deficit
							Total
	Preferred Stock		Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2006	-	$-	3,200,000	$3,200	$5,907,800	$(5,927,000)	$(16,000)
Preferred shares issued for cash, October, 2007	100,000	100	-	-	4,900	-	5,000
Net loss for the year	-	-	-	-	-	(1,743)	(1,743)

Balance, December 31, 2007	100,000	100	3,200,000	3,200	5,912,700	(5,928,743)	(12,743)
Net loss for the year	-	-	-	-	-	(10,852)	(10,852)

Balance, December 31, 2008	100,000	$100	3,200,000	$3,200	$5,912,700	$(5,939,595)	$(23,595)

The accompanying notes are an integral part of these financial statements.

Piranha Ventures, Inc.
Statements of Cash flows

	For the Years Ended
	December 31,
	2008	2007
OPERATING ACTIVITIES
Net loss from operations	$(10,852)	$(1,743)
Adjustments to reconcile net loss to net
cash used in operating activities:
Changes in operating assets and liabilities:
Increase in accrued interest on related party notes	1,632	-

NET CASH USED IN OPERATING ACTIVITIES	(9,220)	(1,743)

FINANCING ACTIVITIES
Proceeds from related party notes	8,206	1,039
Issuance of preferred stock	-	5,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,206	6,039

NET INCREASE (DECREASE) IN CASH	(1,014)	4,296

CASH AT BEGINNING OF PERIOD	4,296	-

CASH AT END OF PERIOD	$3,282	$4,296

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

Piranha Ventures, Inc.

Notes to Financial Statements

December 31, 2008

Note 1: Basis of Presentation and Summary of Significant Accounting Policies

Organization – Piranha Ventures, Inc. (the “Company”) was incorporated under the laws of the State of Arizona on November 14, 1994. On November 22, 1996, the Company reincorporated under the laws of the State of Nevada and effected a forward split of its common stock on a basis of approximately 242 shares of the Nevada corporation for each share of the Arizona corporation. The Company ceased to actively pursue its business operations relating to the publishing of interactive media software in July, 1999. During 2006, 2007 and 2008, affiliates of an officer and director of the Company paid existing known liabilities and operating expenses of the Company in the amount of $25,245; however, the Company has not commenced any business operations.

Going Concern – The Company’s financial statements have been prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not generated any revenue for several years and affiliates of an officer and director of the Company have provided capital to pay prior and current obligations. During 2007, the Company issued 100,000 shares of preferred stock for $5,000. The Company requires additional capital to continue its limited operations. Furthermore, the Company’s officers and directors serve in their capacities without compensation. The Company assumes that these arrangements and the availability of future capital sources to continue into the future, but no assurance thereof can be given. A change in these circumstances would have a material adverse effect on the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates – These financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require that management make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. The use of estimates and assumptions may also affect the reported amounts of expenses. Actual results could differ from those estimates or assumptions.

Net Loss and Fully Diluted Loss per Share of Common Stock – The computation of loss per share is based on the weighted average number of shares outstanding during the periods presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share".

Income Taxes – The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" which requires an asset/liability approach for the effect of income taxes. During the periods presented, the Company had no deferred taxes arising from temporary differences between income for financial reporting and for income tax purposes.

Recently Enacted Accounting Pronouncements –

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. This revision to SFAS No. 141 requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, be measured at their fair values as of the acquisition date, with limited exceptions. This revision also requires that acquisition-related costs be recognized separately from the assets acquired and that expected restructuring costs be recognized as if they were a liability assumed at the acquisition date and recognized separately from the business combination. In addition, this revision requires that if a business combination is achieved in stages, that the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, be recognized at the full amounts of their fair values.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. The objective of this statement is to improve the relevance, comparability, and transparency of the financial statements by establishing accounting and reporting standards for the Noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

Piranha Ventures, Inc.

Notes to Financial Statements

December 31, 2008

Note 1: Basis of Presentation and Summary of Significant Accounting Policies (Continued)

In May 2008, the FASB issued SFAS No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”

In May 2008, the FASB issued SFAS No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS – AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

On May 28, 2009 the FASB announced the issuance of SFAS 165, Subsequent Events. SFAS 165 should not result in significant changes in the subsequent events that an entity reports. Rather, SFAS 165 introduces the concept of financial statements being available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with generally accepted accounting principles (GAAP) and all approvals necessary for issuance have been obtained.

On June 12, 2009 the FASB issued two statements that amended the guidance for off-balance-sheet accounting of financial instruments: SFAS No. 166, Accounting for Transfers of Financial Assets, and SFAS No. 167, Amendments to FASB Interpretation No. 46(R).

SFAS No. 166 revises SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and will require entities to provide more information about sales of securitized financial assets and similar transactions, particularly if the seller retains some risk to the assets, the FASB said. The statement eliminates the concept of a qualifying special-purpose entity, changes the requirements for the de-recognition of financial assets, and calls upon sellers of the assets to make additional disclosures about them.

SFAS No. 167 amends FASB Interpretation (FIN) No. 46(R), Consolidation of Variable Interest Entities, by altering how a company determines when an entity that is insufficiently capitalized or not controlled through voting should be consolidated, the FASB said. A company has to determine whether it should provide consolidated reporting of an entity based upon the entity's purpose and design and the parent company's ability to direct the entity's actions.

The standards will be effective at the start of the first fiscal year beginning after November 15, 2009, which will mean January 2010 for companies that are on calendar years. The guidance will have to be applied for first-quarter filings.

The FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, on June 29, 2009 and, in doing so, authorized the Codification as the sole source for authoritative U.S. GAAP. SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. Once it's effective, it will supersede all accounting standards in U.S. GAAP, aside from those issued by the SEC. SFAS No. 168 replaces SFAS No. 162 to establish a new hierarchy of GAAP sources for non-governmental entities under the FASB Accounting Standards Codification.

The Company believes that these new accounting pronouncements will not have any impact on its financial statements.

Piranha Ventures, Inc.

Notes to Financial Statements

December 31, 2008

Note 2: Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carry forwards. At December 31, 2008 and 2007 the Company had available unused operating loss carry forwards of approximately $5,939,595 and $5,928,743, respectively, which may be applied against future taxable income and which expire in various years through 2028.

The amount of and ultimate realization of the benefits from the operating loss carry forwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company and other future events, the effects of which cannot be determined at this time. Because of the uncertainty surrounding the realization of the loss carry forwards, the Company has established a valuation allowance equal to the tax effect of the loss carry forwards and, therefore, no deferred tax asset has been recognized for the loss carry forwards. The net deferred tax assets are approximately $890,940 and $889,310 as of December 31, 2008 and 2007, respectively, with an offsetting valuation allowance of the same amount resulting in a change in the valuation allowance of approximately $1,630 during the year ended December 31, 2008.

Note 3: Capital Stock

Preferred Stock and Common Stock – The Company’s Board of Directors is expressly granted the authority to issue without stockholder action, the authorized shares of the Company’s preferred and common stock. The Board of Directors may issue shares and determine the powers, preferences, limitations, and relative rights of any class of shares before the issuance thereof.

Preferred Stock – On October 1, 2007, the Company issued 100,000 shares of the Series A Preferred Stock in consideration of $5,000 cash. The Series A Preferred Stock has the following preferences: a) each share is entitled to 50 votes on any matter voted upon by the common stockholders; b) in the event of any involuntary or voluntary liquidation shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus, or earnings, an amount equal to $0.05 per share; c) are subject to redemption by the Corporation at any time after issuance; d) each share shall have a redemption price of $0.05; e) are not redeemable at the option of the holder under any circumstance.

Note 4: Related Party Transactions

During 2006, 2007 and 2008, affiliates of an officer and director of the Company paid certain outstanding obligations of the Company, and paid such other expenses as were required to bring the Company current in its filings with the State of Nevada and to bring its accounting records current. Those amounts totaled $16,000 during 2006, $1,039 during 2007 and $8,206 during 2008, for a total of $25,245. On December 31, 2007, the Company entered into a demand note payable with one affiliate in the amount of $17,039 bearing interest at the rate of 7% per annum. At the same time, the Company’s board of directors approved a line-of-credit obligation for the Company that allows the Company to borrow an additional $12,961 (for a total of $30,000), under the same terms and conditions. On December 1, 2008, the Company entered into a demand note for $3,206 with the same affiliate under the same terms and conditions. On April 30, 2008, the Company entered into a demand note with another affiliate in the amount of $5,000 bearing interest at the rate of 7% per annum.

Note 5: Subsequent Events

On June 19, 2009, the Company cancelled 1,225,000 shares that were issued in 1997 pursuant to a Voting Trust Agreement dated November 13, 1996. The shares were issued to the stockholders contingent upon the Company achieving certain revenue, earnings or share price criteria within a five year period. If the criteria were not met the shares were to be returned to the Company’s authorized, but unissued shares. The Company failed to meet the criteria within the five year period. Inasmuch as the Company ceased operations in 1999, there was no active board of directors to instruct its former transfer agent to cancel the shares upon the 2001 anniversary date. In 2004, the former transfer agent destroyed all of the physical certificates that it held on behalf of the Company. Some of the certificates destroyed were those issued pursuant to the aforementioned Voting Trust. The current board of directors posted a bond with the Company’s current transfer agent to cover the destroyed certificates and then instructed the transfer agent to return the 1,225,000 shares to the authorized, but unissued shares of the Company.